Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Globavend Holdings Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value $0.20 per share issuable under the Globavend Holdings Limited 2026 Equity Incentive Plan	(1)	Other	2,500,000	$3.6175	$9,043,750.00	0.0001381	$1,248.95

Total Offering Amounts:						$9,043,750.00		1,248.95
Total Fee Offsets:								0.00
Net Fee Due:								$1,248.95

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Offering Note(s)

(1)	Represents 2,500,000 ordinary shares, par value $0.20 per share (“Ordinary Shares”), of Globavend Holdings Limited (the “Registrant”) reserved for issuance under the Globavend Holdings Limited 2026 Equity Incentive Plan (the “2026 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary shares that become issuable under the 2026 Plan by reason of any share dividend, share split, recapitalization or other similar transaction that results in an increase in the number of the outstanding Ordinary Shares. Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant's Ordinary Share as reported on The Nasdaq Capital Market on June 25, 2026.